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                                                                    EXHIBIT 10.3

May 30, 2001

Mr. David H. Hayden
Executive Chairman and Founder
Critical Path
320 First Street
San Francisco, CA 94105


Re: Advisory Services

Dear David:

This letter agreement (the "Advisory Services Letter Agreement") made and entered into effective as of April 9, 2001 sets forth the terms pursuant to which Critical Path, Inc. (the "Company" or "you") has agreed to engage Vectis Group, LLC and its subsidiaries and affiliates (collectively referred to herein as "Vectis Group" or "we"), to act as an advisor to the Company with respect to, among other things, the management and a potential restructuring of the Company and/or any of its subsidiaries, businesses, operations or divisions.

As part of our engagement, we will, if appropriate and if requested:

        (a) assist you in analyzing and evaluating the business, operations and financial position of the Company;

        (b) assist you in the preparation and implementation of a business plan for the Company;

        (c) assist you in a restructuring, and provide advisory services with respect to the management, of the Company and/or any of its subsidiaries, businesses, operations or divisions; and

        (d) be available at your request to meet with your Board of Directors to discuss the proposed business plan and the restructuring and their financial implications and other management related issues.

In connection with our engagement hereunder, the Company will furnish Vectis Group with all information concerning the Company which Vectis Group reasonably deems appropriate and will provide Vectis Group with access to the Company's officers, directors, employees, accountants, counsel and other representatives (collectively, the "Representatives"), it being understood that Vectis Group will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for independent investigation or verification thereof. All non-public information concerning the Company, which is given to Vectis Group will be used solely in the course of the performance of our services hereunder and


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Mr. David H. Hayden
May 30, 2001
Page 2

will be treated confidentially by Vectis Group for so long as it remains non-public. Except as otherwise required by law or judicial or regulatory process, Vectis Group will not disclose this information to a third party without the prior written consent of the Company.

As compensation for our services hereunder:

        (a) During the term of this Advisory Services Letter Agreement, the Company agrees to pay Vectis Group a monthly retainer fee (the "Advisory Services Retainer Fee") equal to $125,000, payable on the first of every month beginning the first of the month immediately after the execution of this Advisory Services Letter Agreement.

        (b) In addition to the payment of the initial Advisory Services Retainer Fee pursuant to paragraph (a) above, the Company agrees to pay Vectis Group an amount equal to $216,667.67 for services provided by Vectis Group during April and May 2001 payable on the first of the month immediately after the execution of this Advisory Services Letter Agreement.

        (c) The Company agrees to reimburse Vectis Group for all reasonable and customary out-of-pocket expenses incurred during the term of this engagement with respect to or arising from the services rendered by Vectis Group hereunder, including, without limitation, the professional fees and disbursements of its advisors, including its legal counsel (it being understood that the retention of any advisor by Vectis Group shall only be made with the prior approval of the Company).

All fees and expenses payable hereunder are net of all applicable withholding and similar taxes.

No advice rendered by Vectis Group, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, Vectis Group may not be otherwise referred to without its prior written consent.

Since Vectis Group will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Vectis Group have entered into a separate letter agreement (the "Indemnification Agreement"), dated as of the date hereof, providing for the indemnification by the Company of Vectis Group and certain related persons and entities.

Vectis Group's engagement hereunder may be terminated at any time, with or without cause, by either Vectis Group or the Company upon sixty days' prior written notice thereof to the other party; provided, however, that no termination of Vectis Group's engagement hereunder shall affect the Company's obligations to pay any other fees and expenses or to indemnify Vectis Group and certain related persons and entities as provided in the Indemnification Agreement.

In connection with this engagement, Vectis Group is acting as an independent contractor and not in any other capacity with duties owing solely to the Company. All aspects of the relationship created by this Advisory Services Letter Agreement shall be governed by and construed in


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Mr. David H. Hayden
May 30, 2001
Page 3


accordance with the laws of the State of California, applicable to contracts made and to be performed therein (excluding the conflicts of laws rules).

The Company has all requisite power and authority to enter into this Advisory Services Letter Agreement and the transactions contemplated hereby. This Advisory Services Letter Agreement has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

Please note that this Advisory Services Letter Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. This Advisory Services Letter Agreement, together with the Strategic Analysis Letter Agreement dated as of March 29, 2001, the Finder Letter Agreement dated as of March 29, 2001, and each of the indemnification letter agreements constitutes the full, complete and exclusive agreement between you and Critical Path with respect to the subject matters herein. This Advisory Services Letter Agreement cannot be changed unless in writing, signed by an authorized officer of the Company and Vectis Group.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Advisory Services Letter Agreement.

                               Very truly yours,

                               VECTIS GROUP, LLC


                               By:   /s/ Matthew Hobart
                                   ---------------------------------------------
                                   Matthew T. Hobart
                                   Managing Director and Chief Financial Officer

Accepted and Agreed to as of the date first written above:

CRITICAL PATH, INC.


By:  /s/ David Hayden
     --------------------------------
     David H. Hayden
     Executive Chairman and Founder